Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of the Registrant as of December 31, 2019.

Company	Jurisdiction of Incorporation
ChemoCentryx Limited	United Kingdom
ChemoCentryx Ireland Limited	Ireland